Exhibit 10.1

English Translation of Loan Agreement

Party A: Lin Tan
Party B: Dollar Come Investments Limited

Whereas, Party B is in urgent need of working capital and Party A is willing to provide a short-term loan to Party B.

Now therefore, after friendly consultation, the Parties agree as follows:

I.

Amount and Interest Rate

Party A shall provide a loan of US$5 million to Party B at the annual interest rate of 8%. The payment of interest shall be made on a quarterly basis and the term of the loan shall not exceed two years.

II.

Miscellaneous

Party A shall wire the total amount of US$5 million to Party B’s designated bank account within three days after the execution of this Agreement.

This Agreement may be executed in two counterparts held by each party.

Party A:

/s/ Lin Tan
Li Tan

Party B:

/s/ Lihui Song (Authorized Representative)
Dollar Come Investments Limited

Date: May 6, 2008